UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                December 28, 2010
                Date of Report (Date of earliest event reported)


                              ENOX BIOPHARMA, INC.
             (Exact name of registrant as specified in its charter)

           Nevada                        000-53486               26-0477124
(State or other jurisdiction of        (Commission           (I.R.S. Employer
incorporation or organization)           File No.)        Identification Number)

                       303-1687 W. Broadway, Vancouver BC
                                 V6J 1X2 Canada
                    (Address of principal executive offices)

                                 (604) 637-9744
              (Registrant's telephone number, including area code)

          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17
    CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
    CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the
    Exchange Act (17 CFR 240.13e-4(c))
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ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     Effective as of December 20, 2010, on December 28, 2010, Enox Biopharma, Inc. ("Company") and Ortho Dental Solutions LTD (Tel Aviv, Israel) ("Ortho") entered into an exclusive, worldwide, royalty bearing license agreement under which the Company granted Ortho right to specified patents and patent applications and related know-how for use in developing novel therapies for dental and gum diseases.

     The royalties that Ortho is obligated to pay include certain one time and milestone payments and amounts based on sales. Ortho is required to devote time and expense to research, discover, develop and market the products under the permitted applications based on the licensed intellectual property. Ortho has the right to sublicense the licensed intellectual property, with certain limitations.

     The grant of the license to Ortho restricts the Company from pursuing the use of its licensed intellectual property in the same territory and for the same uses. The Company is required to maintain at its expense the licensed intellectual property and at Ortho's expense take action to pursue patent registrations in countries in which the products developed under the licensed intellectual property may be registered to give Ortho the full benefit of the agreement. Any improvements made by the Company will be included in the licenses under the agreement, and any discovery, development or improvement made by Ortho and based on the licensed intellectual property will belong to Ortho.

     The term of the agreement is until the expiry of the last to expire of the patents licensed under the agreement or if the agreement pertains to a patent application then it is until there is no further reasonable possibility of any grant of a patent with respect to the application. The agreement and the licenses can be terminated by either party in a number of events related to breaches and defaults of the terms of the agreement and bankruptcy and similar events of either of the parties or by the Company if Ortho challenges the validity of any of the licensed intellectual property.

     Ortho is a company the majority of which is controlled by Mr. Amir Avniel, Professor Yossef Av-Gay and Mr. Itamar David, who are officers and directors of the Company. The transaction was approved by the board of directors on December 7, 2010 by the non-interested party directors, with full disclosure concerning the related party relationship and after discussion."

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS;
           APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

John C. Rewcastle

     Effective as of January 1, 2011, the Board of Directors of the Company appointed John C. Rewcastle, 37, as the Chief Executive Officer of the Company. Prior to joining the Company, Mr. Rewcastle served as the full time Medical Director of EDAP TMS S.A. (Nasdaq: EDAP) from July 2007 until December, 2010, and he continues as an advisor to that company. From January 2001 to July 2007, Mr. Rewcastle was employed by Endocare, Inc., which is now owned by Endo Pharmaceuticals, where he led their clinical research department. Additionally,

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in 2004 Mr. Rewcastle co-founded Firma Medical, a private medical device company, and continues to serve as a director of that company. Mr. Rewcastle has authored over 40 peer reviewed journal articles and medical text book chapters. Mr. Rewcastle studied Medical Physics at the University of Calgary where he received a Ph.D. and a Master of Science degree. Prior to this he studied experimental physics at McMaster University in Hamilton, Ontario where he received an Honors Bachelor of Science Degree.

     Mr. Rewcastle will be compensated under a written employment agreement, the terms of which were considered and approved by the Board of Directors. Mr. Rewcastle will receive an annual base salary of CAD$120,000, provided that upon the Company securing capital investments or receiving licensing revenues in excess of US$ 2,000,000 the Company will increase Mr. Rewcastle's annual Base Salary to CAD$ 250,000. Further, upon the Company securing capital investment or receiving licensing revenues in excess of US$ 3,000,000, Mr. Rewcastle will be eligible to receive an annual discretionary bonus of up to forty-percent 40% of his then Base Salary. Mr Rewcastle will be granted an option to purchase 1,327,292 shares of common stock at an exercise price of US$ 0.90 per share, which vest one-third at the end of each of the first three years of Mr. Rewcastle's employment. The options are exercisable for a period of ten years. If Mr. Rewcastle is not employed by the Company, he has a period of six months to exercise any vested options at the time of his departure. The employment agreement includes provisions for the confidentiality of Company property and the assignment of inventions and copyrights to the Company and provisions relating to non competition and restrictions on hiring away. The employment agreement may be terminated by the Company under specified circumstances for cause. It may also be otherwise terminated by the Company, provided however, if it is terminated without cause after securing capital funding in excess of US$ 3,000,000, the Company is obligated to pay severance in a lump sum equal to three months Base Salary.

Amir Avniel

     Effective as of January 1, 2011, the option previously granted to Amir Avniel, the Chairman of the Board of Directors, in connection with his employment commencing March 2010 was adjusted by reduction to be as follows: the total number of shares subject to the option is 880,571, with 628,979 shares vesting at the end of the first year of employment and 125,796 shares vesting at the end of each of the second and third years of employment.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        ENOX BIOPHARMA, INC.


Date: January 3, 2011                   By: /s/ Itamar David
                                           -------------------------------------
                                           Itamar David,
                                           Chief Financial Officer


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